EXHIBIT 23.6


                       INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of CMGI, Inc. on Form S-3, of our report dated October 18, 1999, accompanying the consolidated financial statements of Flycast Communications Corporation and subsidiary as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, included in the Current Report on Form 8-K of CMGI, Inc. dated December 17, 1999. We also consent to the reference to us under the heading "Experts" in the prospectus, which is a part of this Registration Statement.


  /s/ Deloitte & Touche LLP

  San Jose, California
  August 18, 2000